Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

By and Among

SHARP HOLDINGS CORP.,

SHARP ACQUISITION CORP.,

and

SMART & FINAL INC.

Dated as of February 20, 2007

i

ii

Exhibits:

Exhibit A – Certificate of Incorporation and Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2007 (this “Agreement”), by and among Sharp Holdings Corp., a Delaware corporation (the “Buyer”), Sharp Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Acquisition Sub”), and Smart & Final Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective Boards of Directors of the Company and Acquisition Sub each have unanimously approved and deemed advisable, and Buyer, as the sole stockholder of Acquisition Sub, will, immediately after the execution and delivery of this Agreement, adopt and approve this Agreement and the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”); and

WHEREAS, as a condition to the Merger, Casino Guichard Perrachon, S.A., a société anonyme organized under the laws of the French Republic (“Groupe Casino”), will sell to Buyer, immediately prior to the Effective Time (as hereinafter defined), all of the outstanding shares of capital stock of Casino USA, Inc., a California corporation and a subsidiary of Groupe Casino (“Casino USA”), that holds 16,687,860 shares of capital stock of the Company (the “Stock Purchase”), such transactions to be effected pursuant to the Stock Purchase Agreement, dated the date hereof, between Groupe Casino, Casino USA and Buyer (the “Stock Purchase Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware

Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Smart & Final Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, as the surviving corporation, shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company shall be amended in the merger to read in their entirety as set forth in Exhibit A hereto, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law or provisions of the certificate of incorporation and bylaws.

Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Section 2.6 Officers. The officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation, to hold office until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law or their earlier death, resignation or removal.

Section 2.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Acquisition Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Company or Acquisition Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Company or Acquisition Sub and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Except as set forth below, each share of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”), held by the Company as treasury stock or held directly or indirectly by Buyer or Acquisition Sub, immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Notwithstanding the foregoing and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, at the Effective Time all shares of Company Common Stock held by Casino USA and acquired by Buyer as part of the Stock Purchase (the “Casino USA Shares”) shall remain outstanding and unchanged as a result of the Merger.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common

Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof, Dissenting Shares and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, the Casino USA Shares) shall be converted into the right to receive $22.00 (the “Merger Consideration” and the sum of all such payments, the “Total Common Stock Merger Consideration”). Furthermore, each share of Company Common Stock issuable pursuant to the terms of any Company Stock Option, SAR, or contractual arrangement pursuant to which Company Common Stock may be issued shall be converted into the right to receive Merger Consideration. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c) Cancellation of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, at the Effective Time the Casino USA Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Notwithstanding the foregoing, in the event the Stock Purchase is not consummated in accordance with the terms of the Stock Purchase Agreement, then each share of the common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding prior to the Effective Time shall be converted into one share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 3.1(b) shall be correspondingly adjusted to reflect such change.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 3.1(b). Immediately prior to the filing of the Certificate of Merger with the Secretary of State, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to (i) the sum of the Total Common Stock Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total SAR Cash Payments plus (iv) the Total Restricted Stock Payments (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and Section 3.3(a)-(c), Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, Company Options, the SARs, RSUs and shares of Restricted Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) As promptly as practicable following Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement, (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof in respect of such Company Option, (iii) to each holder of a SAR, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof, and (iv) to each holder of a share of Restricted Stock or a RSU, a check in an amount due and payable to such holder pursuant to Section 3.3(c) in respect of such Restricted Stock or RSU.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof and, if required by the Paying Agent, the posting by such holder of a bond) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor cash in the amount of the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share (subject to any applicable withholding taxes), to be mailed within five (5) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof and, if required by the Paying Agent, the posting by such holder of a bond) or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock for six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any such holders prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Buyer, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of a Book-Entry Share, such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Book-Entry Share (other than Certificates or Book-Entry Shares representing Dissenting Shares and Certificates or Book-Entry Shares referred to in Sections 3.1(a) and 3.1(c) hereof) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration in respect of the Company Common Stock formerly represented thereby.

(f) No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent or any of their respective officers shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this ARTICLE III, and following any investment losses Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options, SARs, RSUs and Restricted Stock in the amount of such losses, and (ii) such investments shall be in short-term obligations of the United States of

America with maturities of no more than thirty days or obligations guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Buyer, as Buyer directs.

(h) Required Withholding. Each of the Buyer, Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or to any holder or former holder of Certificates, Book-Entry Shares, Company Options, SARs or Restricted Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 3.3 Stock Options; SARs; Restricted Stock and RSUs.

(a) Treatment of Options. Immediately prior to the Effective Time, all Company Options then outstanding shall become fully vested and exercisable. Except with respect to the Company Options held by certain employees of the Company who have reached a separate written agreement with the Buyer and who have been identified by Buyer prior to the Closing Date, at the Effective Time, each share of Company Common Stock issuable pursuant to each Company Option not theretofore exercised shall be converted into the right to receive an amount in cash (without interest) equal to the per share Merger Consideration, and, subject to the receipt of necessary consents, if any, each such Company Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “Option Cash Payment”, and the sum of all such payments the “Total Option Cash Payments”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the Company Options to implement the foregoing provisions of this Section 3.3(a).

(b) Treatment of SARs. Immediately prior to the Effective Time, all SARs then outstanding shall become fully vested and exercisable. Except with respect to the SARs held by certain employees of the Company who have reached a separate written agreement with the Buyer and who have been identified by Buyer prior to the Closing Date, at the Effective Time, each share of Company Common Stock issuable pursuant to each SAR not theretofore exercised shall be converted into the right to receive an amount in cash (without interest) equal to the per share Merger Consideration, and, subject to the receipt of necessary consents, if any, each such SAR shall be cancelled and, in exchange therefor, each holder of any such cancelled SAR shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “SAR Cash Payment”, and the sum of all such payments the “Total SAR Cash Payments”) equal to the product of (x) the total number of shares of Company Common Stock subject to such SAR multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such SAR (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled SAR shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the SARs to implement the foregoing provisions of this Section 3.3(b).

(c) Treatment of Restricted Stock and RSUs. Prior to the Effective Time, the Company shall take all action necessary such that as of the Effective Time, each share of Restricted Stock and each RSU that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock or RSUs, become fully vested and converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration (such payment to be net of Taxes required by Law to be withheld with respect thereto) (the “Restricted Stock Payment” and the sum of all such payments, the “Total Restricted Stock Payments”). As of the Effective Time, all Restricted Stock and RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a share of Restricted Stock or RSUs shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment.

(d) Payments. Each cash payment described in this Section 3.3 shall be made in accordance with Section 3.2 of this Agreement.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give Buyer (i) reasonable notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals and attempted withdrawals of such notices and any other instruments served pursuant to Section 262 of Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of Delaware Law. The Company shall not, except with the prior written consent of Buyer or as otherwise required by Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 3.6 Transfers; No Further Ownership Rights. All cash paid upon surrender of the Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock in accordance with this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to securities represented by such Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock. At the close of business on the Closing Date, except the Casino USA Shares, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions (i) disclosed in the Company SEC Documents (other than with respect to Sections 4.3 and 4.7) filed or furnished with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof or in any section relating to forward-looking statements, and any other disclosures included therein to the extent that they are predictive or forward-looking in nature), to the extent that such exceptions are readily apparent, or (ii) set forth in any section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the

“Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies to any other section to which its relevance is readily apparent, the Company hereby represents and warrants to Buyer and Acquisition Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has made available to Buyer prior to the date of this Agreement a complete and correct copy of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended to date, of the Company, and the equivalent organizational documents of each of its Subsidiaries. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (or equivalent organizational documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (or equivalent organizational documents).

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share; and 10,000,000 shares of the Company’s preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of February 15, 2007, (i) 32,492,906 including shares held in treasury but excluding unvested restricted shares outstanding shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding; and as of February 15, 2007 (iii) 822,744 shares of Company Common Stock were held in treasury. As of February 15, 2007 there were (i) 988,302 shares of Company Common Stock authorized for future issuance under Company Stock Plans, (ii) outstanding Company Options to purchase 2,765,122 shares of Company Common Stock with a weighted average exercise price equal to $10.1924 per share, (iii) 239,000 shares of Company Common Stock subject to outstanding SARs with a weighted average grant price equal to $15.0539 per share, (iv) no shares of RSUs issued and outstanding and (v) 324,280 shares of Restricted Stock issued and outstanding. Except as set forth above, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to, nor issued in violation of, any preemptive or similar rights.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. The per share exercise price or purchase price for each Company Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock on the effective date of the corporate action effectuating the initial grant of such Company Option, determined as prescribed by the applicable Company Stock Plan.

(c) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable and (ii) are owned, of record and beneficially, by the Company or a Subsidiary thereof free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are beneficially owned, directly or indirectly, by the Company. Section 4.3(c) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, its jurisdiction of incorporation or organization, its authorized and outstanding capital stock or other equity interests and the owner thereof. Except for the Company’s Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person.

Section 4.4 Authority.

(a) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The Board of Directors of the Company has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company stockholders and (iii) resolved (subject to Section 6.6(c) hereof) to recommend that the Company stockholders adopt this Agreement and directed that this Agreement be submitted to the Company stockholders for adoption, and (iv) approved and declared advisable the Stock Purchase Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, directly or indirectly, (i) conflict with or violate the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries or under any Contract to which the Company or any of its Subsidiaries is a party, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Permits and Licenses; Compliance with Laws. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected (each, a “Contract “), except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Company SEC Documents.

(a) The Company has filed with the SEC all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2004 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no unresolved comments from the staff of the SEC with respect to the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar governmental entity or any national securities exchange or quotation service.

(b) Each of the consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents and the Company’s unaudited consolidated balance sheet dated December 31, 2006 has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has furnished to Buyer a draft, unaudited, preliminary statement of profit and loss for the 28 day fiscal period ended January 28, 2007.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

Section 4.9 Absence of Certain Changes or Events. From December 31, 2006 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that would have, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not taken or failed to take, or caused or permitted any Subsidiary of the Company to take or fail to take, any action that, if taken after the date hereof, would be prohibited by Section 6.1.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s unaudited consolidated balance sheet dated December 31, 2006 (or the notes thereto) or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice, since the date of such balance sheet, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Absence of Litigation.

(a) There is no material litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset owned by the Company or any Subsidiary of the Company, or before any court, arbitrator, or Governmental Authority.

(b) To the Knowledge of the Company, as of the date hereof, no executive officer or director of the Company or any Subsidiary of the Company is a defendant in any Action in connection with his or her status as an executive officer or director of the Company or any Subsidiary of the Company.

(c) Neither the Company nor any Subsidiary of the Company nor any property or asset owned by the Company or any Subsidiary of the Company is subject to any outstanding Orders against the Company or any of its Subsidiaries, in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no actions by the SEC or other Governmental Authorities pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Subsidiary of the Company or any malfeasance by any executive officer or director of the Company.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Disclosure Schedule contains a true and complete list of each Company Benefit Plan, and true and complete copies of each Company Benefit Plan have been made available to Buyer including, as applicable, all related trusts or other funding agreements, all amendments to such plans, the three most recent IRS Form 5500 filed in respect of any such plan, the most recent summary plan description and summaries of material modifications, and the three most recent actuarial valuations.

(b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims pending or, to the Knowledge of the Company, threatened by or on behalf of any employee of the Company or any of its Subsidiaries involving any Company Benefit Plan or its assets (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan. All material contributions required to have been made to any Company Benefit Plan by the Company or any ERISA Affiliate thereof pursuant to applicable Law (including, without limitation, ERISA and the Code) or a plan document have been made within the time required by such applicable Law or plan document.

(c) No direct, contingent or secondary liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate with respect to any Pension Plan that has not been satisfied in full, and no such liability is expected to be incurred by the Company or any ERISA Affiliate other than liability for premiums due the Pension Benefit Guaranty Corporation under Title IV of ERISA (which premiums have been or are expected to be paid when due).

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has had, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)(i) No Pension Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code; (ii) the “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Pension Plan; (iii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan or any plan maintained by an ERISA Affiliate as to which notices would be required to be filed with the PBGC; (iv) no material liability has been incurred pursuant to the provisions of Title I or IV of ERISA or Sections 4971-4980G of the Code by the Company or any ERISA Affiliate and no condition or event exists or has occurred which would reasonably be expected to result in any such material liability to any such Person; and (v) no Pension Plan has requested or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

(f) With respect to each Company Benefit Plan which is a Multiemployer Plan, to the Knowledge of the Company: (i) no withdrawal liability has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such liability will be incurred, prior to the Closing Date; (ii) no such plan is in “reorganization” (within the meaning of section 4241 of ERISA); (iii) no notice has been received that increased contributions that may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA); (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan; (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA; and (vi) if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate.

(g)(i) No benefit under any Company Benefit Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with any event; (ii) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Benefit Plan; and (iii) the tax deductibility of any amount payable under any Company Benefit Plan will not be limited by operation of Section 280G of the Code.

(h) Except as provided under existing collective bargaining agreements, there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Benefit Plan under which such obligations arise.

(i) To the Knowledge of the Company, each individual who renders services to the Company or one of its Subsidiaries who is classified as having the status of an independent contractor, intern or other non employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized and treated.

(j) The Company Benefit Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and all regulations thereunder (“COBRA”)) have complied with the requirements of COBRA to provide healthcare continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company Benefit Plans that are health plans (as defined in 45 CFR 160.103) and thereby are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 have been administered in compliance with such provisions. No Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by COBRA or pursuant to any state laws requiring continuation of benefits coverage following termination of employment.

(k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 3, 2004. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code.

Section 4.13 Labor Matters.

(a)(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (ii) there are no pending organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any of its Subsidiaries; (iii) there is no pending labor dispute, strike or work stoppage against the Company or any of its Subsidiaries; (iv) except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice during the past year of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries, and there are no charges, appeals or Actions against the Company or any Subsidiary of the Company pending before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, or the National Labor Relations Board; (v) there are no outstanding Orders or other material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or any of its Subsidiaries pursuant to any workplace safety and insurance laws which are material to the Company and its Subsidiaries taken as a whole; and (vi) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, occupational health and safety, wages, hours and terms and conditions of employment except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are and have been in material compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) and any similar state or local laws relating to plant closing and layoffs. None of the employees of the Company or any of its Subsidiaries have suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule lists all registrations or applications for registration of material Company Owned Intellectual Property and material, unregistered trademarks and service marks owned by the Company. “Company Owned Intellectual Property” means Intellectual Property (as defined herein) that is owned by the Company or any of its Subsidiaries. Subject to Section 4.14(b) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own, or possess necessary licenses or other necessary rights to use, free and clear of all Liens other than Permitted Liens, in the manner currently used, all trademarks, trade names, trade dress, logos, corporate names, domain names, service marks, including all goodwill associated therewith, copyright rights, together with translations, adaptations, derivations and combinations thereof, and patents, trade secrets, confidential business information (including inventions, formulae, data, improvements, know-how, material computer programs documentation, processes, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), computer software (including data and related documentation), and applications, registrations and renewals for any of the foregoing (the “Intellectual Property”) used in connection with the business of the Company and its Subsidiaries as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand challenging the validity of any of the Company Owned Intellectual Property; and (ii) no action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which challenges the validity, enforceability or ownership of, or the right of the Company or its Subsidiaries to use (in the manner currently used), the Company Owned Intellectual Property.

(b) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property Rights of any other Person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand alleging any such infringement or misappropriation that has not been settled or otherwise resolved, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, (i) no rights in any Company Owned Intellectual Property are being infringed, misappropriated, diluted or otherwise violated in any manner by any third party, and (ii) the Company and its Subsidiaries has taken reasonable actions to maintain and protect the material Company Owned Intellectual Property, except, in this case of (i) and (ii) above, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the computer software and other information technology used internally by the Company and the Company’s Subsidiaries has not suffered any security breach in the last twelve (12) months that have had, individually or in the aggregate, a Company Material Adverse Effect. There have not been any failures or disruptions with respect to the Company’s and its Subsidiaries’ information technology systems during the past twelve (12) months that have had, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) All material Taxes of the Company and its Subsidiaries (whether or not shown on a Tax Return) that are due and payable have been duly paid. All material Tax Returns of the Company and its Subsidiaries required to be filed have been timely filed or filed within the period of permitted extensions of filing with the proper Governmental Authorities and are true, correct and complete in all material respects.

(b) With respect to open Tax periods: (i) there is no written agreement extending or waiving the period of assessment or collection of any Taxes in relation to the Company or its Subsidiaries, which extension or waiver is currently in force; (ii) there are no requests for rulings in respect of any Taxes in relation to the Company or its Subsidiaries that is pending with any Governmental Authority; (iii) none of the Company, its Subsidiaries or any member of the Company Group has received a ruling from any Governmental Authority regarding Taxes that remains in effect; and (iv) none of the Company, its Subsidiaries or any member of the Company Group has entered into an agreement regarding Taxes which remains in effect with any Governmental Authority.

(c) The Company and its Subsidiaries: (i) are not and have not been at any time a member of any affiliated, consolidated, combined or unitary group for Tax purposes other than the Company Group or (ii) do not have any liability for the Taxes of any Person (other than another member of the Company Group) (w) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state or local law, (x) as a transferee, successor, indemnitor or guarantor, (y) by contract or (z) otherwise.

(d) The Company has made available to Buyer complete and accurate copies of all Tax Returns of the Company and its Subsidiaries that have been filed or will be filed (after giving effect to all valid extensions of time for filing) with respect to all open periods. To the Knowledge of the Company, (i) no Taxes have been asserted in writing by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Taxes has been received in writing by the Company or its Subsidiaries from any Governmental Authority for any open Tax period and (iii) no issue has been raised by any Governmental Authority in a writing received by the Company or its Subsidiaries in the course of any audit that has not been completed with respect to Taxes.

(e) None of the Company or its Subsidiaries is a party to or bound by or has any contractual obligation under any Tax sharing agreement or arrangement.

(f) No claim has been made by any Governmental Authority in any other state, territory or jurisdiction that the Company or any Subsidiary does not currently file Taxes that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction.

(g) The Company is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

Section 4.16 Assets. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect the assets of the Company and each of its Subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its Subsidiaries.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of all real property owned in fee by the Company and its Subsidiaries (together with all improvements thereon and all easements, rights of way, appurtenances, zoning, water, timber, gas, mineral and similar rights established by title and relating thereto, the “Owned Real Property”). The Company or a Subsidiary of the Company owns good and marketable title to the Owned Real Property in fee subject to no Liens except Permitted Liens.

(b) Section 4.17(b) of the Company Disclosure Schedule contains a true, correct and complete list of all real property leased by the Company and its Subsidiaries as lessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). With respect to each lease or sublease of Leased Real Property (whether by virtue of a lease, ground lease or sublease and including all ancillary documents, exhibits, or other documents related to the occupancy of the Leased Property and included any amendments and modifications thereto, each, a “Lease”): (i) the Company or a Subsidiary thereof is the tenant named under the Lease and has a good and valid leasehold interest in each parcel of Leased Real Property which is subject to the Lease, (ii) neither the Company nor any Subsidiary thereof has assigned, sublet or encumbered any interest in the Lease and, to the Knowledge of the Company, there are no Liens thereon other than Permitted Liens, and (iii) the Lease represents the only material agreements between the parties thereto with respect to the applicable Leased Real Property.

(c) With respect to the Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Real Property; and

(ii) neither the Company nor any Subsidiary thereof has granted and, to the Company’s Knowledge, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease such Real Property, or any portion thereof or interest therein.

(d) With respect to the Owned Real Property, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Subsidiary thereof) the right of use or occupancy of any portion of any Owned Real Property.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any applicable Subsidiary thereof has received any written notice or claim of default under any Lease and to the Knowledge of the Company or any applicable Subsidiary that is tenant thereunder, no event has occurred which after the giving of the notice or lapse of time, would constitute a default by the Company or any applicable Subsidiary or any other party under the Lease, (ii) each of the Leases is in full force and effect, and is the valid, binding and enforceable obligation of the Company and any applicable Subsidiary thereof and, to the Knowledge of the Company, each of the other parties thereto, and (iii) to the Knowledge of the Company and any applicable Subsidiary, no landlord or tenant under any Lease has exercised any option or right to cancel or terminate such Lease. The Company has made available to Buyer true, correct and complete copies of all material documents comprising each Lease, including all documents respecting the exercise or waiver of a material right thereunder.

(f) Neither the Company nor any Subsidiary of the Company owes or will owe any material brokerage commissions or finder’s fees with respect to any Lease or any renewal or extension thereof or the exercise of any right or option thereunder.

Section 4.18 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with or has any liability under any Environmental Law, (c) neither the Company nor any of its Subsidiaries has caused any Release of a Hazardous Substance on, at, from or under any Real Property nor has any other release of a Hazardous Substance occurred at, on, under, to or from any Real Property or any real property formerly owned, operated or leased by the Company or any of its current or former Subsidiaries for which either the Company or such Subsidiaries has any liability, that remains outstanding, (d) the Company and each of its Subsidiaries holds all Environmental Permits required in connection with the Real Property and its operations thereat, (e) neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-site location which has resulted in a liability or alleged liability that remains outstanding to the Company or any of its Subsidiaries, (f) neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation relating to Environmental Laws, (g) the Company has made available to Buyer all material environmental reports, studies or audits in the possession of the Company, and (h) neither the Company nor any of its Subsidiaries is subject to any Order under any Environmental Laws that remains outstanding. The representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.19 Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) Contract containing covenants of the Company or any Subsidiary of the Company not to compete in any line of business, industry or geographical area; (iii) Contract which relates to a partnership or joint venture or similar arrangement; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $3,000,000, or any guaranty thereof (excluding any guarantee with respect to Leased Real Property); (v) Contract or a related series of Contracts (other than this Agreement) for the acquisition or disposition (by merger or otherwise) of any assets or capital stock or other equity interests of any Person after the date hereof for aggregate consideration in excess of $3,000,000 (other than in the ordinary course of business and dispositions of inventory in the ordinary course of business consistent with past practice); (vi) any Contract that provides for aggregate payments over the remaining term of such Contract of $1,000,000 or more; or (vii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory or real property leases) under which the Company or any of its Subsidiaries have made, since January 1, 2006, payments in excess of $500,000 (other than in the ordinary course of business) (all Contracts of the type described in this Section 4.19 being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto and is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.20 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the stockholders of the Company from a financial point of view. A copy of such opinion will be delivered to Buyer within two business days of receipt by the Company solely for informational purposes.

Section 4.21 Anti-takeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby from any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws, and such action is effective as of the date hereof. The action of the Board of Directors of the Company in approving this Agreement, the Merger and the other transactions contemplated hereby is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) as set forth in Section 203 of the Delaware Law.

Section 4.22 Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of the outstanding Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Goldman, Sachs & Co. The Company has made available to Buyer complete and correct copies of the agreement between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and such agreement is the only agreement providing for the payment of any consideration to Goldman, Sachs & Co. with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.24 Suppliers and Vendors. Set forth on Section 4.24 of the Company Disclosure Schedule is a true and complete list of the 20 largest suppliers and vendors with respect to store inventory, by amounts expended by the Company and its Subsidiaries during the Company’s fiscal year ended December 31, 2006. As of the date hereof, there is no actual or, to the Knowledge of the Company, threatened, termination, cancellation or material reduction in the business relationship between the Company and any of its Subsidiaries, on the one hand, and any supplier or vendor named on Section 4.24 of the Company Disclosure Schedule, on the other hand. Neither the Company nor any of its Subsidiaries has fraudulently withheld from payment to any supplier or vendor any amounts in connection with a failure or alleged failure of inventory to be sold (including so-called “markdown allowances” or “markdown money”) or a failure or alleged failure of such supplier or vendor to meet logistics, transportation or billing standards (including so-called “chargebacks”).

Section 4.25 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company

Material Adverse Effect, (a) all material insurance policies of the Company and each of its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the Knowledge of the Company no insurer or any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) the Company has received no notice of cancellation or termination with respect to any such policy. To the Knowledge of the Company, (x) there are no material claims pending against the Company or any of its Subsidiaries not covered by an insurance policy or adequately reserved for, and (y) there are no such claims that have been denied, rejected, questioned or disputed by any insurer or as to which any insurer has reserved its rights under an insurance policy.

Section 4.26 Affiliate Transactions. Except for (i) salary and other benefits provided to executive officers in the ordinary course of business and (ii) remuneration and expense reimbursements paid to directors, no executive officer or director of the Company or any Subsidiary of the Company or any person who beneficially owns 5% or more of the Company Common Stock (or any of such person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Subsidiary of the Company or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.27 Questionable Payments. None of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees acting on behalf of the Company or any of its Subsidiaries) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity (in the case of representatives, agents, or non-executive employees, that could reasonably be material to the Company and its Subsidiaries taken as a whole), (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other Person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2 Certificate of Incorporation, Bylaws, and Other Organizational Documents. Buyer has made available to the Company a complete and correct copy of the certificate of incorporation, the bylaws (or equivalent organizational documents), and other operational documents, agreements or arrangements, each as amended to date, of each of the Buyer, Acquisition Sub and any individual or entity owning, of record or beneficially, Buyer Shares (other than the Investors) and any such documents, agreements or arrangements among any individuals or entities owning, of record or beneficially, Buyer Shares (collectively, “Buyer Organizational Documents”). The Buyer Organizational Documents are in full force and effect. Neither Buyer, Acquisition Sub nor, to the Knowledge of Buyer, the other parties thereto, are in violation of any provision of Buyer Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.3 Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (other than adoption of this Agreement by Buyer as sole stockholder of

Acquisition Sub which shall occur immediately after the execution and delivery of this Agreement), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any Contract to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5 Absence of Litigation. There is no claim, action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Buyer, threatened against Buyer or Acquisition Sub, or any of their respective properties, assets or operations at law or in equity, and there are no outstanding Orders against the Buyer or the Acquisition Sub, in each case as would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.6 Available Funds.

(a) Buyer has delivered to the Company true and complete copies of executed commitment letters from Bank of America, N.A., Bear Stearns &Co., Inc. and Credit Suisse and their respective affiliates (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Buyer (the “Debt Financing”). Buyer has delivered to the Company true, accurate and complete copy of an executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitments”) from Apollo Management VI, L.P. (the “Investor”) pursuant to which the Investor has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). There are no other agreements, side letters or arrangements relating to the Equity Financing, including any syndication thereof, except as set forth in the Equity Commitment Letter.

(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or rescinded or otherwise amended or modified in any material respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and Acquisition Sub and, to the Knowledge of the Buyer, the other parties thereto. There are no other agreements, side letters or Contracts to which Buyer is a party or of which it is aware relating to the Financing Commitments that could reasonably be expected to affect the availability of the Debt Financing or the Equity Financing. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be superseded to the extent permitted by Section 6.12 or at the option of Buyer after the date of this Agreement but prior to the Effective Time by instruments (in each case, the “New Debt Commitment Letters”) which replace existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of the New Debt Commitment Letters shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any material respect or (ii) reasonably be expected to delay the Closing. In either event, the term “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Commitment Letters to the extent then in effect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Acquisition Sub under any term or condition of the Financing Commitments, and, assuming all of the representations of the Company in this Agreement and Casino USA in the Stock Purchase Agreement are true and correct and compliance by the Company with its obligations under this Agreement and compliance by Casino USA with its obligations under the Stock Purchase Agreement, neither Buyer nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Buyer and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds from the Financing constitute all of the financing required to be provided by

Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the payment for the Stock Purchase and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms therein.

Section 5.7 Nature of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.8 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of shares, par value U.S. $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Buyer or a direct or indirect wholly owned Subsidiary of Buyer. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9 Ownership of Shares. None of Buyer, Acquisition Sub or their respective Affiliates or associates is or ever has been an “interested stockholder” (as defined in Section 203 of the Delaware Law) with respect to the Company.

Section 5.10 Brokers. No broker, finder or investment banker (other than Rothschild, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

Section 5.11 Disclaimer of Other Representations and Warranties. Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Buyer, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Buyer that, except as may be agreed in writing by Buyer and as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not:

(a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or such equivalent organizational documents of any of its Subsidiaries;

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or as otherwise contemplated in Section 6.1(e) of this Agreement with respect to options of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or payment of any SAR or Restricted Stock outstanding as of the date hereof, and (ii) the Company may issue shares as required pursuant to existing written employment agreements as of the date hereof that are set forth on Section 6.1(b) of the Company Disclosure Schedule;

(c) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(d) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof that are set forth on Section 4.12 of the Company Disclosure Schedule, for the Change in Control Severance Protection Memoranda that are entered into and set forth on Section 6.1(d) of the Company Disclosure Schedule, or as specifically contemplated by this Agreement or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or officers, employees, consultants or agents of the Company or any of its Subsidiaries except for normal salary increases to employees in the ordinary course of business consistent with past practices, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer, employee, consultant or agent of the Company or any of its Subsidiaries, (iii) enter into any employment agreement with any director or executive officer of the Company, (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement substantially in excess of any normal rate increases in the geographic area without the advance consent of the Buyer, which is not to be unreasonably withheld, (v) adopt, enter into, amend or otherwise increase, reprice, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable under any employment agreement or Company Benefit Plan or (vi) pay or award any pension, retirement, allowance, or other non-equity incentive awards or other employee or director benefit not required or contemplated by any employment agreement or Company Benefit Plan;

(e) grant, confer or award, options, convertible security, restricted stock units or other rights to acquire any of its or its Subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof);

(f) acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $5.0 million individually or $10.0 million in the aggregate;

(g) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person (other than a Subsidiary of the Company) except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness under substantially similar terms, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement that are set forth on Section 6.1(g) of the Company Disclosure Schedule or (iii) as otherwise required in the ordinary course of business consistent with past practice, in an aggregate principal amount not to exceed $5.0 million;

(h) modify or amend any Company Material Contract with a remaining term longer than one year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than in the ordinary course of business;

(i) make any material change to its methods of accounting in effect as of January 1, 2007, except (i) as required by a change in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j) release or permit the release of any Person from, waive or permit the waiver of any right under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any Subsidiary thereof is a party and which was entered into in respect of a potential acquisition of the Company or any Subsidiary thereof or a potential business combination transaction between the Company or any Subsidiary thereof and another Person;

(k)(i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods (unless required by Applicable Law), (ii) amend any Tax Returns (unless required by Applicable Law), or (iii) settle or compromise any material claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any material claim or material audit relating to Taxes;

(l) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its properties or assets, other than in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement that are set forth on Section 6.1(l) of the Company Disclosure Schedule;

(m)(i) enter into any Contract that would be a Company Material Contract if in effect on the date hereof, (ii) enter into any Lease except for those Leases set forth in Section 6.1(m) of the Company Disclosure Schedule, or (iii) renew any Lease unless and until fewer than 60 days remain in the period for exercise of the applicable renewal right; or

(n) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement. The Company shall prepare and shall use its reasonable best efforts to cause to be filed with the SEC, within thirty days after the date hereof, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall provide Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing (which comments shall be reasonably considered by the Company). The Company shall include, except to the extent provided in Section 6.6(c), the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Buyer with Respect to the Proxy Statement. None of the information with respect to Buyer or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3 Stockholders’ Meetings. The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with its certificate of incorporation, bylaws and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting. At such Stockholders’ Meeting, the Company shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and approval of the Merger (the “Company Recommendation”); provided, however, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or approval of the Merger at the Stockholders’ Meeting to the extent that the Board of Directors of the Company makes a Change of Recommendation. The Company shall keep Buyer and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Buyer or Merger Sub. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting as promptly as practicable after the date hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Proposal or by a Change of Recommendation.

Section 6.4 Appropriate Action; Consents; Filings.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any divestiture, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting Section 6.4(a), the parties shall (A) promptly (in no event later than ten

(10) Business Days following the date that this Agreement is executed) file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings) under any other applicable competition, merger control, antitrust or similar Law that the parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Buyer shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, the Merger and the other Transactions to be performed or consummated by the parties, including, without limitation, taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger by the Termination Date. Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(c) Cooperation. Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority relating to this Agreement or the Merger, and permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger, except that a party may designate certain documents or portions thereof as ‘outside antitrust counsel only’. Each party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Merger and (z) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, unless agreed to by the other party, which consent shall not be unreasonably withheld.

Section 6.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will, and will cause each of its Subsidiaries to, provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, including for the purpose of conducting environmental assessments and investigations of the Real Properties (including, without limitation, Phase II assessments as required by the lenders providing the Debt Financing), books, Contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, including the monthly financial statements customarily provided to the Company’s management with respect to comparable store sales, profit and loss, capital expenditures and EBITDA; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company (it being agreed that, upon Buyer’s reasonable request, Buyer and the Company shall enter into a mutually acceptable joint defense agreement), or (iii) otherwise violate any applicable Laws; and provided, further, that the foregoing shall not permit Buyer or Representatives thereof to unreasonably interfere with or disrupt the business and operations of the Company; and provided, further, that, except for Phase II environmental assessments as required by the lenders providing the Debt Financing, Buyer shall not conduct any intrusive or other testing or sampling at or of any Real Property without reasonable basis therefor and the express written consent of the Company, which consent shall not be unreasonably withheld.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6 No Solicitation of Competing Proposal.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective investment bankers, attorneys, accountants and other Representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person with respect to, or which would reasonably be expected to lead to a Competing Proposal. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

(b) Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a Competing Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, and the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure to take the actions referred to in either of clause (x) or (y) below would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing restrictions on such third party no more favorable to such third party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that prior to the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Buyer of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

(c) Notwithstanding the limitations set forth in Section 6.6(a), the Board of Directors of the Company may change, qualify, withhold or withdraw the Company Recommendation (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company shall provide Buyer with reasonable prior written notice of any meeting of the Board of Directors of the Company at which a Change of Recommendation will be considered and the reasons therefor.

(d) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any Change of Recommendation may only be made in accordance with Section 6.6(c).

(e) As used in this Agreement, “Competing Proposal” shall mean any written bona fide proposal from a third party for

(i) a merger or business combination with the Company; (ii) the acquisition by any Person of ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by any Person of ten percent (10%) or more of the issued and outstanding Company Common Stock.

(f) As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal for or in respect of all of the outstanding Company Common Stock or all of the Company’s and its Subsidiaries’, taken as a whole, assets, made by any Person (i) on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, (ii) is reasonably likely to be consummated, and (iii) which is not conditioned on financing or if conditioned on financing, the Board of Directors of the Company determines, in good faith, is reasonably likely to be obtainable on the terms proposed.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors and officers, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries or Affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement.

(b) Buyer will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable in both amount and terms and conditions of coverage than the existing policy of the Company (a true and complete copy of which has previously been provided to Buyer) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Buyer and the Surviving Corporation shall not be required to pay the one-time premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance (the “Maximum Premium”); provided further, that if the annual premiums of such insurance coverage exceed such amount, Buyer or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Buyer may elect to purchase (or to cause the Surviving Corporation to purchase), in lieu of the D&O Insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years following the Effective Time with respect to wrongful acts or omissions occurring at or prior to the Effective Time, which program shall be comparable in both amount and terms and conditions of coverage to the existing policy of the Company; provided, that the premium for such “tail” or “runoff” policy shall not exceed an amount equal to the Maximum Premium. Buyer acknowledges that the Company is in the process of obtaining insurance coverage as discussed with Buyer, which, upon its effectiveness, would satisfy the requirements of this Section 6.7(b). The Company agrees that, from and after the date hereof, the Company will consult with Buyer and Buyer’s insurance broker as to the status of and other material information regarding such insurance coverage.

(c) The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(d) Notwithstanding anything contained in Section 9.1 or Section 9.5 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (c) any fact, event or circumstance known to it that (i) individually or taken together with all other facts, events and circumstances known to it, has had, individually or in the aggregate, a Company Material Adverse Affect or Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a breach of any of such person’s representations, warranties, covenants or agreements contained herein, or (iii) failure of any condition precedent to Buyer’s or the Company’s obligations, as applicable; provided, however, that (x) the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to Buyer or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) disclosure by the Company or Buyer shall not be deemed to amend or supplement the Company Disclosure Schedule (with respect to any disclosure by the Company) or constitute an exception to any representation or warranty.

Section 6.9 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed to by Buyer and the Company. Thereafter, Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party, in which case the Company shall provide Buyer reasonable prior written notice and the opportunity to comment on such release or statement in advance of its issuance or filing, as applicable.

Section 6.10 Employee Matters.

(a) During the one-year period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide for the benefit of current employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation (“Company Employees”), other than those Company Employees who are covered by a collective bargaining agreement, compensation and benefits while employed by the Buyer or the Surviving Corporation after the Closing Date on terms that are in the aggregate substantially comparable to those being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans (excluding equity compensation).

(b) Without limiting paragraph (a) of this Section 6.10:

(i) during the one year period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees (x) in accordance with the severance pay policy set forth in Section 4.12(a) of the Company Disclosure Schedule upon a termination of employment immediately prior to the Effective Time or (y), if applicable, in accordance with a Change in Control Severance Protection Memo (which has been made available to Buyer and disclosed in Section 6.1(d) and 4.12(a) of the Company Disclosure Schedule) upon a termination of employment on or after the Effective Time; and

(ii) commencing on the Effective Time, the Buyer shall cause the Surviving Corporation to assume the Company Amended and Restated 2004 Executive Severance Plan and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations thereunder in the same manner and to the same extent as the Company and its Subsidiaries would have been required to perform them immediately prior to the Effective Time. During the period specified in (i) above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(c) For purposes of eligibility and vesting under the Employee Benefit Plans of Buyer, the Company, each Subsidiary of the Company and their respective Affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, each Subsidiary of the Company and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Following the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to honor the collective bargaining agreements identified in Section 4.13 of the Company Disclosure Schedules.

(e) Neither Buyer or any of its Affiliates shall adopt, become a sponsoring employer of, nor have any liabilities or obligations with respect to the Employee Benefit Plans that are sponsored, established or maintained by Groupe Casino.

(f) Neither the Company or any of its Affiliates shall, at any time 90 days before the Closing Date effectuate a “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) with respect to the Company Employees without complying fully with the notice and other requirements of the WARN Act any applicable state or local laws requiring notice to employees in the event of a plant closing or layoff.

(g) The provisions of this Section 6.10 are for the sole benefit of the Buyer and the Company and nothing in this Section 6.10 or in this Agreement, express or implied, shall: (i) confer upon any employee or legal representative or beneficiary thereof any rights or remedies, including the right of employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever by this Agreement; or (ii) be construed to prevent Buyer or any of its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Buyer or its Affiliates may establish or maintain.

Section 6.11 Conduct of Business by Buyer Pending the Merger. Buyer and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Buyer and Acquisition Sub shall not take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.12 Financing.

(a) Buyer shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments no later than the Closing, (iii) commence the Marketing Period as soon as reasonably practicable but in no event more than 10 days prior to the Stockholders’ Meeting and (iv) consummate the Financing no later than the Closing. Buyer shall promptly notify the Company in the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, and Buyer and Acquisition Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Buyer, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.12(a) being referred to as the “Financing Agreements”). Buyer and Acquisition Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters that are within its control. Buyer shall (x) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Arrangements of which Buyer or Acquisition Sub becomes aware or any termination thereof and (y) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b) The Company shall and shall cause its Subsidiaries to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions, due diligence sessions, sessions with rating agencies and road shows, (ii) furnishing Buyer, Acquisition Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including the financial statements and data required by Regulation S-X and Regulation S-K promulgated by the SEC, including audits thereof to the extent so required (which audits shall be unqualified) and the other accounting rules and regulations of the SEC, that is, of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year that the offerings contemplated by the Financing Commitments will be made, including, without limitation, financial statements for the first quarter 2007, if required, together with a SAS100 review of the financial information therein and otherwise as of a type customarily included in such private placement memoranda, (iii) assisting Buyer, Acquisition Sub and their Debt Financing sources in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) causing its independent accountants to provide assistance and cooperation to Buyer, including participating in drafting sessions and accounting due diligence sessions, providing consent to Buyer to use their audit reports relating to the Company and providing any necessary “comfort letters,” (v) forming new direct or indirect subsidiaries, (vi) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company and any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral, (vii) obtaining title reports, surveys and title insurance on each of the parcels of Owned Real Property (the “Title Reports and Surveys”; and, together with all of the information and other items referred to in Section 6.12(b)(ii), collectively, the “Required Information”), (viii) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Affiliates immediately following the Effective Time. Buyer shall (x) keep the Company reasonably informed as to the expected starting date of the Marketing Period and shall provide prompt written notice to the Company of any occurrence or state of facts that could reasonably be expected to delay the expected starting date thereof, (y) notify the Company promptly after the Marketing Period has begun, and (z) otherwise keep the Company reasonably informed as to the status of the Marketing Period. As requested from time to time by the Company, Buyer shall, with reasonable particularity, identify and list in writing those actions or items which are delaying the commencement of the Marketing Period and the actions to be performed by the Company or otherwise to satisfy the requirements of this Section 6.12.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other material liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable expenses incurred by the Company or any of its Subsidiaries in connection with their cooperation in connection with arranging the Financing under Section 6.12(b); provided, however, that Buyer shall have no obligation to reimburse the Company or any of its Subsidiaries for any expenses incurred by any of them in connection with obtaining the Title Reports and Surveys except as expressly provided in Section 8.5(a) hereof. Buyer shall indemnify and hold harmless the Company and its Subsidiaries, and their respective participating officers and employees, for and against any losses suffered or incurred by them for any actions taken by them in good faith in connection with the arrangement of the Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

Section 6.13 Tax Covenants.

(a) During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company’s Subsidiaries to promptly notify Buyer of any federal or state income or franchise, or other material written claim for Taxes pending against or with respect to the Company or any such Subsidiary (or any material developments with respect to ongoing federal or state income or franchise or other material written claim for Taxes), including material Tax liabilities and material refund claims.

(b) The Company shall provide Buyer prompt written notice upon receipt of any material communication from the IRS or any other Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and shall provide Buyer copies of any correspondence related thereto. Prior to responding to any such communication, the Company shall (i) provide Buyer an opportunity to review and comment on such response and (ii) include in such response all reasonable comments proposed by Buyer.

Section 6.14 Company SEC Documents.

(a) Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Buyer copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with GAAP.

Section 6.15 Casino USA Financials. Following a request by Groupe Casino to Ernst & Young LLP (“E&Y”) or such other accounting firm reasonably acceptable to Buyer to complete an audit of the financial statements of Casino USA for its fiscal years ended December 31, 2006, 2005 and 2004, and, if required, financial statements for the first quarter 2007 together with a SAS100 review of the financial information therein, the Company shall cooperate with E&Y as reasonably requested and shall use its reasonable best efforts to facilitate the completion of such audit and, if required, delivery of such financial statements as promptly as practicable after the date hereof.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any applicable waiting period under the HSR Act and any applicable non-U.S. competition, antitrust or investment laws relating to the Merger shall have expired or been terminated and all other authorizations and Orders of, declarations and fillings with, and notices to any Governmental Authority required to permit the consummation of the Merger shall have been obtained or made and shall be in full forth and effect;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or the Debt Financing; and

Section 7.2 Conditions to the Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) each of the representations and warranties of the Company contained in (i) Sections 4.3 and 4.4 of this Agreement shall be true and correct in all but de minimis respects, (ii) Sections 4.11 and 4.18 of this Agreement shall be true and correct in all material respects with respect to the Company and its Subsidiaries. taken as a whole (in each case read for purposes of this Section 7.2(a) without any material, materiality or Company Material Adverse Effect qualification), and (iii) the remainder of this Agreement shall be true and correct in all respects except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) there shall not have occurred any event, occurrence or change that has had, individually or in the aggregate, a Company Material Adverse Effect;

(e) the holders of no more than ten (10) percent of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights;

(f) the Title Reports and Surveys shall have been delivered and be in form and substance acceptable to the lenders providing the Debt Financing relating to the Owned Real Property (the “Real Estate Loan”) and there shall be nothing contained therein that would result in a reduction of net cash proceeds available to Buyer at the Closing with respect to the Real Estate Loan of more than $20,000,000 from the amount committed with respect to the Real Estate Loan; and

(g) the Stock Purchase shall have been consummated prior to or simultaneously with the Effective Time; provided, however, that Buyer may not assert a failure to satisfy the condition set forth in this Section 7.2(g) in the event Buyer has received notice from Casino USA pursuant to Section 4.4(b) of the Stock Purchase Agreement that Buyer will not receive the audited financial statements of Casino USA prior to the deadline set forth therein.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not have, in the aggregate, a Buyer Material Adverse

Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c) Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or, subject to terms hereof, after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of each of Buyer and the Company;

(b) by either Buyer or the Company, if

(i) the Effective Time shall not have occurred on or before July 31, 2007 (the “Termination Date”) and

(ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of Buyer and Acquisition Sub to take all reasonable steps necessary in accordance with this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;

(d) by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(c) and (2) cannot be cured on or before the Termination Date; provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) by Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date; provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g) by Buyer, if the Board or any committee thereof (i) shall have made a Change of Recommendation, whether or not permitted by this Agreement, or (ii) in the event any third party shall have commenced a tender or exchange offer or other transaction constituting a Competing Proposal, shall have failed to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; and

(h) by the Company, if all conditions contained in Sections 7.1 and 7.2 have been satisfied or waived (excluding conditions that cannot be satisfied until the Closing), the Marketing Period shall have occurred and Buyer fails to fund the Exchange Fund as contemplated by Section 3.2(a).

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.5(b) and the provisions of Section 8.2, Section 8.5, Section 9.7, Section 9.8 and Section 9.10).

Section 8.2 Termination Fees.

(a) If:

(i) prior to the termination of this Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of, the Stockholders’ Meeting and (y) this Agreement is terminated pursuant to Section 8.1(b), by Buyer or the Company pursuant to Section 8.1(d) or by Buyer pursuant to 8.1(f) and (z) within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into or consummated, then, in any such event, the Company shall pay to Buyer a fee of $25 million in cash by wire transfer of same day funds (the “Company Termination Fee”), such payment to be made upon the earlier of entering into an agreement providing for, or consummation of, such Qualifying Transaction; or

(ii) this Agreement is terminated by the Buyer pursuant to Section 8.1(g) the Company shall pay the Company Termination Fee to Buyer; provided that, if a Company Termination Fee is paid in either of clause (i) above or this clause (ii), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud).

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(h) then, at the Company’s election, the Buyer shall pay to the Company a fee of $25 million in cash by wire transfer of same day funds (the “Buyer Termination Fee”) such payment to be made within five (5) Business Days after written notice of such election. In the event the Company elects to terminate this Agreement pursuant to Section 8.1(h) and provides written notice of its election to receive the Buyer Termination Fee, its receipt of payment of the Buyer Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Buyer, Acquisition Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or Affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights under this Agreement and the Equity Commitment Letter in the event that the Company terminates the Agreement pursuant to Section 8.1(h) and does not elect to receive the Buyer Termination Fee.

(c) Any payment made hereunder in connection with a breach of the Agreement shall include interest accruing on the amount of damages from the date of termination of the Agreement at the prime rate of Citibank, N.A.

Section 8.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument or instruments in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension, waiver or consent shall only be valid if set forth in an instrument in writing signed by the Person or Persons to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Expenses; Transfer Taxes.

(a) Except as provided in Section 6.12(c) with respect to Buyer’s obligation to reimburse the Company and its Subsidiaries for reasonable expenses incurred in connection with their cooperation in arranging the Financing, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (other than in connection with the Stock Purchase) shall be paid by the party incurring such Expenses, provided that if this Agreement is terminated pursuant to Section 8.1 (other than pursuant to Sections 8.1(f) or 8.1(g)), then all Expenses incurred in obtaining the Title Reports and Surveys shall be shared equally by Buyer and the Company.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto imposed on the holders of the Common Stock (other than Casino USA, Groupe Casino and their Affiliates) incurred in connection with the Closing and the transactions contemplated (other than in connection with the Stock Purchase) regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer or Acquisition Sub:

Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard

Suite 2900

Los Angeles, CA 90067

Phone: (310) 843-1900

Fax: (310) 843-1930

Attention:	Andrew Jhawar
Michael Cohen

with copies to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Phone: (212) 309-6000

Fax: (212) 309-6001

Attention:	Robert G. Robison, Esq.
R. Alec Dawson, Esq.

if to the Company:

Smart & Final Inc.

600 Citadel Drive

Commerce, California 90040

Phone: (323) 869-7697

Fax: (323) 869-7862

Attention: Donald G. Alvarado

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Phone: (212) 735-3000

Fax: (212) 735-2000

Attention: Jeffrey Tindell

Section 9.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Buyer or Acquisition Sub may assign any of their respective rights and obligations to (i) any direct or indirect Subsidiary of Buyer or (ii) to a lender as collateral; provided that in each such case, the party making such assignment shall not be released from any obligations hereunder.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 6.7 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Consent to Jurisdiction; Enforcement.

(a) Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHARP HOLDINGS CORP.

By:	/s/ Michael Cohen
Name:	Michael Cohen
Title:	Vice President

SHARP ACQUISITION CORP.

By:	/s/ Michael Cohen
Name:	Michael Cohen
Title:	Vice President

SMART & FINAL INC.

By:	/s/ Etienne Snollaerts
Name:	Etienne Snollaerts
Title:	President

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Action” shall have the meaning set forth in Section 4.11(a).

“Affiliate” of a specified Person, means a Person who, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Recitals.

“Antitrust Division” shall have the meaning set forth in Section 6.4(b).

“Antitrust Filings” shall have the meaning set forth in Section 6.4(b).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s Subsidiaries taken as a whole, which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

“Buyer Organizational Documents” shall have the meaning set forth in Section 5.2.

“Buyer Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Casino USA” shall have the meaning set forth in the Recitals.

“Casino USA Shares” shall have the meaning set forth in Section 3.1(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.12(j).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each other stock option, stock purchase, restricted stock, equity compensation, deferred compensation, retirement, bonus, incentive compensation, severance, change in control, or retention plan, agreement, arrangement or policy (written or oral), and each material fringe benefits or other material employee compensation and benefits plan, agreement, arrangement or policy, that is currently or has, in the past six years, been established, sponsored, adopted, maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries and to which the Company or its Subsidiaries has any liability.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Group” means any U.S. federal income Tax consolidated return group of which the Company or any Subsidiary is a member.

“Company Material Adverse Effect” means any change, effect or circumstance that (a) is, or may reasonably be expected to be, materially adverse to the business, conditions (financial or otherwise), assets, properties, operations, results of operations of the Company and its Subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities or credit markets in general; (ii) any events, circumstances, changes or effects that affect the general food, foodservice products, and culinary equipment industries; (iii) any changes in Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets; (iv) any outbreak or escalation of hostilities or war or any act of terrorism; or (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby; provided in the case of the immediately preceding clauses (i), (ii) and (iii) that such changes do not affect the Company or its Subsidiaries disproportionately relative to other companies operating in the same industry, or (b) may reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Stock Plans.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Recommendation” shall have the meaning set forth in Section 6.3.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Stock Plans” shall mean the Company’s Long-Term Equity Compensation Plan (Amended and Restated), the Company’s Long Term Equity Compensation Plan for Non-Employee Directors, the Company’s Non-Employee Director Stock Plan (Amended and Restated) (as amended effective February 17, 2004), and the Company’s Stock Incentive Plan.

“Company Termination Fee” shall have the meaning set forth in Section 8.2(a).

“Competing Proposal” shall have the meaning set forth in Section 6.6(e).

“Confidentiality Agreement” shall mean the confidentiality agreement dated September 27, 2006 between Buyer and the Company, as amended.

“Contract” shall have the meaning set forth in Section 4.6.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“D&O Insurance” shall have the meaning set forth in Section 6.7(b).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.6(a).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“E&Y” shall have the meaning set forth in Section 6.15.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Environmental Law” shall mean any and all Laws governing pollution, the protection of human health (including worker health) and the environment and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of or exposure to Hazardous Substances.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Equity Financing” shall have the meaning set forth in Section 5.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means as to any Person, any other Person which, together with such Person, is or has been treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of the Requisite Stockholder Approval, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Financing” shall have the meaning set forth in Section 5.6(a).

“Financing Agreements” shall have the meaning set forth in Section 6.12(a).

“Financing Commitments” shall have the meaning set forth in Section 5.6(b).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency or commission.

“Groupe Casino” shall have the meaning set forth in the Recitals.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import regulated under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” shall have the meaning set forth in Section 6.4(b).

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Investor” shall have the meaning set forth in Section 5.6(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” of any Person means the actual knowledge of the following officers and employees of the Company and Buyer, as to (i) the Company: Etienne Snollaerts, Richard Phegley, Donald G. Alvarado, Richard Link, C. Marie Robinson, Suzanne Mullins and Timothy Snee; and (ii) Buyer: Michael Cohen and Andrew Jhawar.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lease” shall have the meaning set forth in Section 4.17(b).

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Maximum Premium” shall have the meaning set forth in Section 6.7(b).

“Marketing Period” shall mean the first period of 20 consecutive calendar days throughout and at the end of which: (a) Buyer and its financing sources shall have access to (i) in all material respects, the Required Information and (ii) either (x) the audited financial statements of Casino USA for the fiscal years ended December 31, 2006, 2005 and 2004 to be delivered pursuant to the Stock Purchase Agreement or (y) the notice specified in Section 4.4(b) of the Stock Purchase Agreement; provided, however, that in no event shall the Marketing Period commence prior to the earlier of five days after (A) the date that Buyer receives the Casino USA audited financial statements referred to in the preceding clause (a)(x) or (B) the date Buyer receives the notice specified in Section 4.4(b) of the Stock Purchase Agreement; and (b) the conditions set forth in Sections 7.1 and 7.2 (other than the receipt of the certificates referred to therein and the receipt of the Requisite Stockholder Approval, it being agreed that in any event the Marketing Period shall not commence more than 10 days prior to the Stockholders Meeting) shall be satisfied and nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive calendar day period.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” means any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“New Debt Commitment Letters” shall have the meaning set forth in Section 5.6(b).

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NYSE” shall mean the New York Stock Exchange.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Pension Plan” means each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA, other than any Multiemployer Plan.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable as of the Closing Date, or which are being contested in good faith for which adequate accruals or reserves have been established, (ii) such non-monetary Liens or other imperfections of title, if any, that, do not materially impair, and would not reasonably be expected materially to impair the value or the continued use and operation of the assets to which they relate, including, without limitation, (A) easements, rights of way, restrictions, encumbrances, covenants, conditions, imperfections or any other matters affecting the Real Property (whether shown or not shown by the public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey, (B) rights of parties in possession, as tenants only, including any and all rights granted to any tenant or subtenant of any lease or sublease disclosed in Section 4.17(a) of the Company Disclosure Schedule or Section 4.17(b) of the Company Disclosure Schedule, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road which an accurate survey would disclose, (iii) Liens imposed or promulgated by Laws with respect to the Real Property and improvements located thereon, including zoning laws, ordinances and regulations now or hereafter in effect, and (iv) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith for which adequate accruals or reserves have been established, and (vi) Liens arising in connection with indebtedness of the Company and to be released on or prior to the Closing.

“Person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Qualifying Transaction” shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any Person (other than Buyer or any of its Subsidiaries or Affiliates) of forty percent (40%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) acquisition by any Person (other than Buyer or any of its Subsidiaries or Affiliates) of forty percent (40%) or more of the outstanding Company shares.

“Real Estate Loan” shall have the meaning set forth in Section 7.2(f).

“Real Property” shall have the meaning set forth in Section 4.17(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, leaching, dumping, or disposing of a Hazardous Substance.

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Required Information” shall have the meaning set forth in Section 6.12(b).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.22.

“Restricted Stock” means any restricted stock granted pursuant to the Company Stock Plans.

“Restricted Stock Payment” shall have the meaning set forth in Section 3.3(c).

“RSU” means any restricted stock unit granted pursuant to the Company Stock Plans.

“SAR” means any stock appreciation right granted pursuant to the Company Stock Plans.

“SAR Cash Payment” shall have the meaning set forth in Section 3.3(b).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“Stock Purchase” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(f).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an Affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other Person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Title Reports and Surveys” shall have the meaning set forth in Section 6.12(a).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Total Common Stock Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total Restricted Stock Payments” shall have the meaning set forth in Section 3.3(c).

“Total SAR Cash Payments” shall have the meaning set forth in Section 3.3(b).

“WARN Act” shall have the meaning set forth in Section 4.13(b).

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMART & FINAL INC.

FIRST: The name of the corporation is Smart & Final Inc. (hereinafter the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

FIFTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article EIGHTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article EIGHTH at the time of such repeal or modification.

NINTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

TENTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

AMENDED AND RESTATED

BY-LAWS

OF

SMART & FINAL INC.

ARTICLE I.

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting.

SECTION 2. Special Meetings. Except as otherwise provided in the Certificate of Incorporation, a special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors or the Chairman thereof. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

SECTION 3. Notice of Meetings. Except as otherwise provided in these By-Laws or by law, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at his or her address as it appears on the records of the Corporation. The notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 4. Quorum. At any meeting of the stockholders, the holders of a majority in number of the total outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares shall be required by law, by the Certificate of Incorporation or by these By-Laws, in which case the representation of the number of shares so required shall constitute a quorum; provided that at any meeting of the stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a larger number of shares of such class shall be required by law, by the Certificate of Incorporation or by these By-Laws.

SECTION 5. Adjourned Meetings. Whether or not a quorum shall be present in person or represented at any meeting of the stockholders, the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting may adjourn from time to time; provided, however, that if the holders of any class of stock of the Corporation are entitled to vote separately as a class upon any matter at such meeting, any adjournment of the meeting in respect of action by such class upon such matter shall be determined by the holders of a majority of the shares of such class present in person or represented by proxy and entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holder of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

SECTION 6. Organization. The Chairman of the Board shall call all meetings of the stockholders to order and shall act as Chairman of such meetings. In the absence of the Chairman of the Board, the President shall, and in the absence of both the Chairman and the President, a Vice President shall, call the meeting of the stockholders to order and act as Chairman of such meeting. In the absence of the Chairman, the President and all of the Vice Presidents, the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a Chairman.

The Secretary of the Corporation shall act as Secretary of all meetings of the stockholders; but in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting. It shall be the duty of the Secretary to prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held, for the ten days next preceding the meeting, to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, and shall be produced and kept at the time and place of the meeting during the whole time thereof and subject to the inspection of any stockholder who may be present.

SECTION 7. Voting. Except as otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Certificate of Incorporation, Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, whenever any corporate action, other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

SECTION 8. Inspectors. When required by law or directed by the presiding officer or upon the demand of any stockholder entitled to vote, but not otherwise, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided at any meeting of the stockholders by two or more Inspectors who may be appointed by the Board of Directors before the meeting, or if not so appointed, shall be appointed by the presiding officer at the meeting. If any person so appointed fails to appear or act, the vacancy may be filled by appointment in like manner.

SECTION 9. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 10. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 10 or to vote in person or by proxy at any meeting of stockholders.

ARTICLE II.

Board of Directors

SECTION 1. Number and Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be stockholders of the Corporation. The number of Directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

SECTION 2. Removal, Vacancies and Additional Directors. The stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any Director and fill the vacancy; provided that whenever any Director shall have been elected by the holders of any class of stock of the Corporation voting separately as a class under the provisions of the Certificate of Incorporation, such Director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any Director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

When one or more Directors shall resign effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

SECTION 3. Place of Meeting. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board from time to time shall determine.

SECTION 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every Director at least five days before the first meeting held in pursuance thereof.

SECTION 5. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of any three of the Directors then in office.

Notice of the day, hour and place of holding of each special meeting shall be given by mailing the same at least two days before the meeting or by causing the same to be transmitted by facsimile, telegram or telephone at least one day before the meeting to each Director. Unless otherwise indicated in the notice thereof, any and all business other than an amendment of these By-Laws may be transacted at any special meeting, and an amendment of these By-Laws may be acted upon if the notice of the meeting shall have stated that the amendment of these By-Laws is one of the purposes of the meeting. At any meeting at which every Director shall be present, even though without any notice, any business may be transacted, including the amendment of these By-Laws.

SECTION 6. Quorum. Subject to the provisions of Section 2 of this Article II, a majority of the members of the Board of Directors in office (but in no case less than one-third of the total number of Directors nor less than two Directors) shall constitute a quorum for the transaction of business and the vote of the majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 7. Organization. A Chairman of the Board of Directors shall be elected from the Directors present and shall preside at such meeting. The Secretary of the Corporation shall act as Secretary of all meetings of the Directors; but in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting.

SECTION 8. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or adopting, amending or repealing these By-Laws.

SECTION 9. Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 10. Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

ARTICLE III.

Officers

SECTION 1. Officers. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, and such additional officers, if any, as shall be elected by the Board of Directors pursuant to the provisions of Section 6 of this Article III. The President, one or more Vice Presidents, the Secretary and the Treasurer shall be elected by the Board of Directors at its first meeting after each annual meeting of the stockholders. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any number of offices may be held by the same person.

All officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them.

Any vacancy caused by the death, resignation or removal of any officer, or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.

In addition to the powers and duties of the officers of the Corporation as set forth in these By-Laws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

SECTION 2. Powers and Duties of the President. The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall have general charge and control of all its business and affairs and shall have all powers and shall perform all duties incident to the office of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

SECTION 3. Powers and Duties of the Vice Presidents. Each Vice President shall have all powers and shall perform all duties incident to the office of Vice President and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors or the President.

SECTION 4. Powers and Duties of the Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose. The Secretary shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors or the President shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors or the President shall direct, all of which shall at all reasonable times be open to the examination of any Director, upon application, at the office of the Corporation during business hours. The Secretary shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors or the President.

SECTION 5. Powers and Duties of the Treasurer. The Treasurer shall have custody of, and when proper shall pay out, disburse or otherwise dispose of, all funds and securities of the Corporation. The Treasurer may endorse on behalf of the Corporation for collection checks, notes and other obligations and shall deposit the same to the credit of the Corporation in such bank or banks or depositary or depositaries as the Board of Directors may designate; shall sign all receipts and vouchers for payments made to the Corporation; shall enter or cause to be entered regularly in the books of the Corporation kept for the purpose full and accurate accounts of all moneys received or paid or otherwise disposed of and whenever required by the Board of Directors or the President shall render statements of such accounts. The Treasurer shall, at all reasonable times, exhibit the books and accounts to any Director of the Corporation upon application at the office of the Corporation during business hours; and shall have all powers and shall perform all duties incident of the office of Treasurer and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors or the President.

SECTION 6. Additional Officers. The Board of Directors may from time to time elect such other officers (who may but need not be Directors), including a Controller, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned by the Board of Directors or the President.

The Board of Directors may from time to time by resolution delegate to any Assistant Treasurer or Assistant Treasurers any of the powers or duties herein assigned to the Treasurer; and may similarly delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties herein assigned to the Secretary.

SECTION 7. Giving of Bond by Officers. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such penalties and with such conditions and security as the Board shall require.

SECTION 8. Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of stockholders of any corporation in which the Corporation may hold stock, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such stock. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.

SECTION 9. Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

ARTICLE IV.

Stock; Seal; Fiscal Year

SECTION 1. Certificates For Shares of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed.

In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be cancelled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and cancelled.

SECTION 2. Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Board of Directors, a bond of indemnity or other indemnification sufficient in the opinion of the Board of Directors to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

SECTION 3. Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof, in person or by his or her attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as provided in Section 2 of this Article IV.

SECTION 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be (i) more than sixty (60) nor less than ten (10) days before the date of such meeting, or (ii) in the case of corporate action to be taken by consent in writing without a meeting, prior to, or more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) more than sixty (60) days prior to any other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 6. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

SECTION 7. Corporate Seal. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors or the President.

SECTION 8. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

ARTICLE V.

SECTION 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively in this Article V, a “Proceeding”) other than a Proceeding by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan or trust (each such person in this Article V, a “Corporate Functionary”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that he had reasonable cause to believe that his conduct was unlawful.

SECTION 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or involved in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such Proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Determination of Right to Indemnification. Any indemnification under Section 1 or Section 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article V. Such determination shall be made (i) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent outside legal counsel in a written opinion, or (iii) by the stockholders.

SECTION 4. Right to Indemnification. Notwithstanding the other provisions of this Article V, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1 or Section 2 of this Article V (including the dismissal of a Proceeding without prejudice or the settlement of a Proceeding without admission of liability), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

SECTION 5. Prepaid Expenses. Expenses incurred by a Corporate Functionary in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article V.

SECTION 6. Right to Indemnification upon Application; Procedure upon Application. Any indemnification of a Corporate Functionary under Section 2, Section 4 or any advance under Section 5, of this Article V shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under Section 2 or Section 5 of this Article V, a determination is reasonably and promptly made by the Board of Directors by majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, that such Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Functionary. If there are no directors who are not parties to such Proceeding, the Board of Directors shall promptly direct that independent outside legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation’s not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article V shall be enforceable by the Corporate Functionary in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

SECTION 7. Other Rights and Remedies. The indemnification and advancement of expenses provided by or granted pursuant to this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification and for advancement of expenses or may be entitled under the By-laws, or any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these By-laws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

SECTION 8. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan or trust) against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V or the Delaware General Corporation Law.

SECTION 9. Mergers. For purposes of this Article V, references to “the Corporation” shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers/directors, officers, employees, or agents, so that any person who is or was a director or officer/director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan or trust) shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

SECTION 10. Savings Provision. If this Article V or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any Proceeding, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated.

ARTICLE VI.

Miscellaneous Provisions

SECTION 1. Checks, Notes, Etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and/or other persons as the Board of Directors from time to time shall designate.

Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Treasurer and/or such other officers or persons as the Board of Directors from time to time may designate.

SECTION 2. Loans. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized to do so, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

SECTION 3. Contracts. Except as otherwise provided in these By-Laws or by law or as otherwise directed by the Board of Directors, the President or any Vice President shall be authorized to execute and deliver, in the name and on behalf of the Corporation, all agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and the seal of the Corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the President or any Vice President designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.

SECTION 4. Waivers of Notice. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these By-Laws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SECTION 5. Offices Outside of Delaware. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors.

ARTICLE VII.

Amendments

These By-Laws and any amendment thereof may be altered, amended or repealed, or new By-Laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board, provided in the case of any special meeting at which all of the members of the Board are not present, that the notice of such meeting shall have stated that the amendment of these By-Laws was one of the purposes of the meeting; but these By-Laws and any amendment thereof may be altered, amended or repealed or new By-Laws may be adopted by the holders of a majority of the total outstanding stock of the Corporation entitled to vote at any annual meeting or at any special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.